Exhibit (a)(12)

          [TEXAS UTILITIES COMPANY LETTERHEAD]
          ENERGY PLAZA 1601 Bryan Street Dallas, Texas 75201 (214) 812-
          4600                                                       NEWS
                                                                    RELEASE
          -----------------------------------------------------------------
          --------------------------------------------------

                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------

                               TEXAS UTILITIES COMPANY
                                ----------------------
                                      OFFER FOR
                                 THE ENERGY GROUP PLC

               DALLAS, TEXAS March 17, 1998 Texas Utilities Company (NYSE:TXU) announces that, following the receipt yesterday of US regulatory clearance to do so, it has today acquired a further
          36.9 million Energy Group Shares at 840 pence per share, representing approximately 7.1% of The Energy Group's issued share capital, and now holds 114.4 million Energy Group Shares, representing approximately 21.96% of The Energy Group's issued share capital.

               Texas Utilities Company is an investor-owned holding company for energy service companies engaged in domestic and international electric and natural gas utility services, energy marketing, telecommunications, and other energy-related services.

                                        -END-











          FOR ADDITIONAL INFORMATION CONTACT:
                              DAVID ANDERSON           TIM HOGAN
                              214/812-4641     OR      214/812-2756
                              DANDERSON@TU.COM THOGAN@TU.COM